Exhibit 5.1

Hogan Lovells International LLP Große Gallusstraße 18 60312 Frankfurt T +49 69 962 36 0 F +49 69 962 36 100 www.hoganlovells.com

voxeljet AG Paul-Lenz-Straße 1a 86316 Friedberg	Prof. Dr. Michael Schlitt Partner michael.schlitt@hoganlovells.com D +49 69 96236 430 Our ref1503640 January 25, 2021

German Legal Opinion

voxeljet AG Prospectus Supplement

Ladies and Gentlemen,

We are acting as legal advisers to voxeljet AG, a stock corporation (Aktiengesellschaft) incorporated under the laws of the Federal Republic of Germany ("Company"), in connection with the issuance and sale of 621,170 American depositary receipts ("ADRs") representing 621,170 ordinary registered shares in the Company with no par value (Stammaktien), each such share representing a fractional amount in the registered share capital of €1.00 ("New Shares"), resulting from a capital increase against cash contributions from authorized capital under exclusion of the subscription rights of the existing shareholders ("Capital Increase"), pursuant to the Company’s Registration Statement on Form F-3, File No. 333-251002 ("Registration Statement") filed by the Company with the Securities and Exchange Commission ("SEC") on November 27, 2020, and declared effective on December 11, 2020, as supplemented by a prospectus supplement dated January 15, 2021.

In our capacity as such counsel, we are familiar with (i) the proceedings relating to the creation of the Company as a German stock corporation organized under the laws of Germany, and (ii) the proceedings taken and proposed to be taken by the Company in connection with the issuance of the New Shares.

Capitalized terms used and not otherwise defined herein have the meaning assigned to such terms in the Registration Statement.

1.	DOCUMENTS EXAMINED

In connection with this opinion letter, we have (i) investigated such questions of law, (ii) examined originals or copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents and (iii) received such information from officers and representatives of the Company as we have

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deemed necessary or appropriate for the purposes of this opinion letter. We have examined the following documents for the purpose of giving this legal opinion:

(a)	a copy of the Placement Agent Agreement dated January 15, 2021, by and between the Company and A.G.P./Alliance Global Partners (the "Placement Agent Agreement");
(b)	an electronic excerpt from the commercial register of the Local Court (Amtsgericht) of Augsburg ("Commercial Register") dated January 25, 2021 concerning the Company;
(c)	a copy of the articles of association (Satzung) of the Company ("Articles of Association") in its most current form dated January 18, 2021;
(d)

a copy of the by-laws (Geschäftsordnungen) of the Company's management board (Vorstand) ("Management Board") dated July 2, 2013 and of the Company's supervisory board (Aufsichtsrat) ("Supervisory Board") dated July 31, 2013 in their most current versions;

(e)	a copy of the notarial protocol of the resolutions of the Company's ordinary general meeting amongst others concerning the creation of the authorized capital 2019 dated May 29, 2019;
(f)	a copy of the resolutions of the Management Board passed on January 14, 2021 relating to the Capital Increase;
(g)	a copy of the protocol of the resolutions of the Supervisory Board passed on January 14, 2021 consenting to the resolutions of the Management Board referred to under lit. (f);
(h)

a copy of the resolutions of the Management Board passed on January 15, 2021 relating to the consummation of the Capital Increase, the final number of New Shares, the final offer price and other matters;

(i)

a copy of the protocol of the resolutions of the Supervisory Board passed on January 15, 2021 consenting to the resolutions of the Management Board referred to under lit. (h) and adapting the relevant provisions of the articles of association following the utilization of the authorized capital 2019;

(j)	a copy of the subscription certificate (Zeichnungsschein) for the New Shares ("Subscription Certificate");
(k)

a copy of the confirmation from the Subscription Agent, confirming unconditional credit of the issue amount of the New Shares (Ausgabebetrag) to a special account maintained by the Company with the Subscription Agent ("Bank Certificate");

(l)	a copy of the global share certificate (Globalurkunde) evidencing the New Shares;
(m)	a copy of the resolutions of the Management Board passed on January 20, 2021, relating to the approval inter alia of the conclusion of the Placement Agent Agreement;
(n)	a copy of the protocol of the resolutions of the Supervisory Board passed on January 20, 2021 relating to the approval inter alia of the conclusion of the Placement Agent Agreement;

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(o)

the form of offer letter from the Company to the offerees of the ADRs and the form of irrevocable undertaking from the several purchasers of the ADRs to the Company, in each case as contemplated by the Placement Agent Agreement; and

(p)	such other documents as we have deemed relevant or necessary for the opinions expressed below.

The documents mentioned in lit. (a) through lit. (p) above are collectively referred to as "Documents".

2.	SEARCHES AND ENQUIRIES

We have not made any searches or enquiries for the purposes of giving this opinion other than:

(a)

an extract from the commercial register (Handelsregister) reflecting the entries in the commercial register regarding the Company, made on-line from the commercial register database on the date of this opinion ("Commercial Register Extract");

(b)

on-line searches on the date of this opinion of the insolvency database (Insolvenzdatei) accessible via the relevant website (https://www.insolvenzbekanntmachungen.de/) regarding any entries in the insolvency database concerning the Company; and

(c)

an online search on the date of this opinion with the insolvency registers interconnection search interface of the European e-Justice Portal accessible via the relevant website (https://e-justice.europa.eu) regarding any entries in the insolvency databases of participating member states concerning the Company,

("Searches")

3.	SCOPE OF OPINIONS

The undersigned is admitted to the bar in Frankfurt am Main, Germany and licensed as an attorney-at-law in Germany. This opinion is, therefore, limited to matters of German law as presently in effect. Our opinions expressed herein are given on the basis that they represent a fair view of the legal position (vertretbare Rechtsansicht) under German law but do not purport to reflect all positions taken by the courts and academic literature in the past with respect to a particular legal issue. We assume no obligation to update the opinions expressed herein if laws, facts or circumstances change after the date hereof. We have not investigated and do not express or imply an opinion with respect to the laws of any jurisdiction other than Germany. In particular, this opinion does not pertain to matters arising out of or in connection with the issuance or the listing of the ADS on the New York Stock Exchange. We have not been instructed to review any tax or regulatory matters (other than those expressly mentioned in this opinion) and (except as stated otherwise in this opinion) any reference to German law herein shall exclude the law relating to such matters. Except as necessary or appropriate for the purposes of this opinion, we have not independently verified factual matters for the purposes of this opinion, and our opinion does not purport to express or imply any opinion with regard to such matters, including the adequacy of any of the economic terms of the transactions contemplated in the Documents. Nothing herein should be taken as expressing an opinion with respect to the representations and warranties or other factual statements (other than any facts that are the subject of this opinion) contained in the Documents. Where this opinion letter refers to facts or documents "known to us" or statements are made based upon "our knowledge", and in all other similar circumstances, such knowledge shall only be relevant with regard to the conscious awareness of those lawyers of our firm having worked specifically on the transaction being the subject matter of this opinion.

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4.	ASSUMPTIONS

This opinion letter is based on the following assumptions which we have taken no steps to verify independently:

(a)	the genuineness of all signatures on, and the authenticity and completeness of all documents submitted to us (whether as originals or copies);
(b)	the conformity to originals of all documents supplied to us as photocopies, portable document format (PDF) copies, facsimile copies or e-mail conformed copies (or any other means);
(c)	that where a document has been examined by us in draft or specimen form, it will be or has been executed in the form of that draft or specimen;
(d)

that all persons who were involved in the passing of the resolutions referred to in paragraph 1 of this opinion letter and in the signing of the other Documents (i) were those whose names are referred to in the Documents and (ii) are of unimpaired mental capacity and in full possession of their legal capacity (Geschäftsfähigkeit), and that no such person was affected by duress, undue influence or mistake and no such person acted in bad faith or with the intention of fraud or lacking true intention;

(e)	that nothing in this opinion is affected by any document other than the Documents;
(f)	that nothing in this opinion letter is affected by any factual circumstance not apparent from, or document other than, the Documents;
(g)

that the information revealed by the Searches is accurate and complete in all respects as of the date of the Searches and that no changes to the facts related therein have occurred between the date the Searches were made and the date hereof;

(h)

that no party to any Document, no person or body controlled by or controlling any party to any Document and no person acting on behalf of any of the foregoing is subject to United Nations or European Union sanctions or resident in, incorporated in or constituted under the law of a country which is currently subject to United Nations or European Union sanctions;

(i)

that the Company’s general meeting at which the resolutions to authorize the management board, subject to the approval of the supervisory board, to increase the share capital by issuing the New Shares (authorized capital) were passed, was duly called, convened and held in full compliance with all applicable laws;

(j)	that all statutory provisions relevant for this opinion letter were validly adopted and are fully enforceable;
(k)	that no document has been entered into by any party in connection with money laundering or any other unlawful activity;
(l)

that the Company will, at the time of issuance of the New Shares, be effectively administered in the jurisdiction of its incorporation and have its "centre of main interests" within the meaning of Article 3 of the Council Regulation (EC) No 1346/2000 of 29 May 2000 on Insolvency Proceedings in such jurisdiction; and

(m)	that the Registration Statement has been or will have been filed with the SEC in the form referred to in this opinion.

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5.	OPINIONS

Based on the foregoing and subject to the qualifications and limitations stated herein and to any facts or documents not disclosed to us and having regard to such considerations of German law in force as at the date of this opinion, as we consider relevant, we are of the opinion that:

(a)

The Company is a German stock corporation (Aktiengesellschaft) duly registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Augsburg, Federal Republic of Germany, and validly existing under the laws of the Federal Republic of Germany.

(b)	The New Shares are duly authorized and will, when sold as contemplated by the Registration Statement, be validly issued, fully paid and non-assessable.
6.	QUALIFICATIONS

This opinion is subject to the following qualifications and limitations:

(a)

the term "enforceable" or any other word of similar import, where used herein, means that the obligations assumed by any person expressed to be a party to a Document are of a type which the courts of Germany generally enforce but does not mean that they will be enforced under all circumstances or in accordance with their terms. The enforcement is further subject to and limited by the provisions of any applicable bankruptcy, insolvency, moratorium, administrative receivership, trust, liquidation, sequestration, insolvency administration, winding-up proceedings, creditor or debtor preference law and other law of general application from time to time in effect relating to or affecting generally the enforcement or protection of creditors’ rights and remedies;

(b)

for the purposes of this opinion we have relied upon the accuracy and completeness of the Commercial Register Extract. Entries in the commercial register are made by qualified court clerks upon review of the relevant documents. As long as a fact to be entered in the commercial register has not been registered and made public, it cannot be invoked against a third party by the person in respect of whose affairs it ought to have been entered, unless the first had knowledge of such fact. If the fact has been entered and made public, it can be held against a third party; this does not apply to legal acts undertaken within 15 days after publication, if the third party proves that it neither knew nor should have known of the fact entered in the commercial register. If someone causes an inaccurate entry being made in the commercial register or if it has recognized or could have recognized that an entry in the commercial register is inaccurate (even if it did not cause the inaccurate entry) and does not have it deleted, the inaccurate entry may be held against him/her by a third party in business dealings, unless it proves that the third party did not act in reliance on such entry or that the third party knew or gross negligently failed to know of the incorrectness of the entry.

The Commercial Register Extract is, in particular, not capable of revealing conclusively whether or not:

(i)	a winding up order has been made or a resolution has been passed for the winding up of the Company; or
(ii)	a receiver or liquidator has been appointed; or
(iii)	amendments to the Articles have been made,

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as notice of these matters may not be filed with the commercial court immediately and, when filed, may not be entered in the commercial register database immediately. In addition, such searches are not capable of revealing, before a relevant order is made, whether or not a winding up petition has been presented, because such a petition would not be published in the commercial register;

(c)

the Search made of the insolvency database in relation to the Company is only capable of revealing whether or not insolvency or business supervision proceedings (and any details relating thereto) have been published online at the insolvency database with respect to the Company. It is not capable of revealing whether or not such petition with respect to such insolvency or business supervision proceedings has been presented, since such petitions will not be published in the insolvency database;

(d)

the insolvency registers interconnection search interface of the European e-Justice Portal is a service provided by the European Commission. However, there is no legal basis yet for this search interface, in particular, there are no legal provisions regarding the reliance on the search results and data provided. Only some EU Member States are participating. We made a "simple search" using the name of the Company as search criterion. Participating registers may have specific national rules on the search criteria necessary, how long data are retained (details of insolvency proceedings might no longer be searchable), etc.;

(e)

we have not searched the collection of documents (Urkundensammlung) containing physical and electronic documents which were filed for entries (or deletions of entries) in the commercial register regarding the Company or in compliance with certain other legal requirements. Therefore, we have relied on the Commercial Register Extract but have not verified those findings by examining whether there are any discrepancies or other deficiencies of the Commercial Register Extract (apparent) from the documents contained in the collection of documents (Urkundensammlung);

(f)

Pursuant to Section 186(1) of the German Stock Corporation Act (Aktiengesetz), shareholders generally are entitled to subscription rights (Bezugsrechte) allowing them to subscribe for any new shares (including securities convertible into shares, securities with warrants to purchase shares, securities with profit participation or participation certificates) to maintain their existing share ratio in a company’s share capital. Such subscription rights are in proportion to the number of shares held by the shareholder. Moreover, subscription rights constitute rights of the shareholders to enter into subscription agreements (Zeichnungsverträge) with the company or a subscription agent. However, the exercise of subscription rights does not, as such, oblige the company to implement the capital increase (unless contractually agreed separately). Shareholders may waive or transfer their subscription rights. According to Section 71b of the German Stock Corporation Act, treasury shares held by a company are not entitled to subscription rights or any other rights. Also, the management board of a company may be entitled, subject to the authorization of the general meeting of such company through a resolution, to exclude subscription rights in accordance with Sections 203 (2), (1) sentence 1, 186 (3), (4) of the German Stock Corporation Act.

7.	LANGUAGE, APPLICABLE LAW AND INTERPRETATION
(a)	This opinion letter is provided on the basis that it is governed by and construed in accordance with German law.

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(b)

In this opinion letter, German legal terms are expressed in English, sometimes explained by the addition of the original German legal term. The German legal concepts concerned may not be identical to the concepts described by the English term. We express no opinion on the interpretation by German courts in this regard.

(c)

We have not considered the particular circumstances of any party to any agreement (other than the Company to the extent expressly stated in this opinion letter) or the effect of such particular circumstances on any Agreement or any transaction contemplated thereby.

8.	BENEFIT OF THE OPINIONS

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to this firm under the caption "Legal Matters" contained in the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules.

Very truly yours

/s/ HOGAN LOVELLS INTERNATIONAL LLP

Hogan Lovells International LLP

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